EXHIBIT 23.01

INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Registration Statement ("RS") for Morgan Stanley Charter Campbell L.P., RS for Morgan Stanley Charter MSFCM L.P., RS for Morgan Stanley Charter Graham L.P., and RS for Morgan Stanley Charter Millburn L.P. (collectively, the "Partnerships") of our report dated March 2, 2004, relating to the statements of financial condition, including the schedule of investments as of December 31, 2003 and 2002, of the Partnerships as of December 31, 2003 and 2002, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 2003 for Morgan Stanley MSFCM L.P., Morgan Stanley Charter Graham L.P. and Morgan Stanley Charter Millburn L.P., and for the year ended December 31, 2003 and the period from October 1, 2002 (commencement of operations) to December 31, 2002 for Morgan Stanley Charter Campbell L.P. appearing in the preliminary prospectus dated March 23, 2004, which is a part of such Registration Statements.

We also consent to the use of our report dated February 12, 2004 relating to the statements of financial condition of Demeter Management Corporation as of November 30, 2003 and 2002 appearing in the preliminary prospectus dated March 23, 2004, which is part of such Registration Statements.

We also consent to the reference to us under the heading "Experts" in the preliminary Prospectus dated March 23, 2004, appearing in such Registration Statements.

/s/ Deloitte & Touche LLP

New York, New York
March 23, 2004